Exhibit 99.1
AWH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Record Q4 and Full Year Revenue and Adjusted EBITDA
Q4 2022 Net Revenue Increased 26.7% Year-over-Year to $112.1 Million
Full Year 2022 Net Revenue Increased 22.1% Year-over-Year to $405.9 Million
Company Ended Q4 2022 with $74.1 Million of Cash and Cash Equivalents
NEW YORK, NY, March 14, 2023 — Ascend Wellness Holdings, Inc. (“AWH” or the “Company”) (CSE: AAWH.U/ OTCQX:AAWH), a vertically integrated multi-state cannabis operator focused on bettering lives through cannabis, today reported its financial results for the fourth quarter and full year ended December 31, 2022. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.
Financial Highlights
•Gross Revenue:
◦Q4 2022: Total revenue of $134.5 million increased 0.2% quarter-over-quarter and increased 31.9% year-over-year.
◦FY 2022: Total revenue of $487.7 million increased 28.2% year-over-year.
•Net Revenue:
◦Q4 2022: Net revenue, which excludes intercompany sale of wholesale products, increased 0.8% quarter-over-quarter to $112.1 million, and increased 26.7% year-over year.
◦FY 2022: Net revenue increased 22.1% year-over year to $405.9 million.
•Net Loss:
◦Q4 2022: Net loss of $15.1 million compared to net loss of $16.9 million in Q3 2022.
◦FY 2022: Net loss of $80.9 million compared to net loss of $122.7 million for FY 2021.
•Adjusted EBITDA1:
◦Q4 2022: Adjusted EBITDA was $28.2 million, a 1.5% increase quarter-over-quarter and a 42.7% increase year-over-year. Adjusted EBITDA Margin was 25.1%, a 18 basis point
1    Adjusted Gross Profit, Adjusted Gross Margin, Adjusted EBITDA and Adjusted EBITDA Margin are a non-GAAP financial measures. Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for a reconciliation of non-GAAP to GAAP measures.
2    Total debt less cash and cash equivalents less unamortized deferred financing costs.

increase compared to the prior quarter and a 282 basis point increase compared to prior year.
◦FY 2022: Adjusted EBITDA was $93.2 million, a 17.4% increase year-over-year. Adjusted EBITDA Margin was 23.0%, a 93 basis point decrease compared to the prior year.
•Balance Sheet: As of December 31, 2022, cash and cash equivalents were $74.1 million, and net debt2, which equals total debt less unamortized deferred financing costs less cash and cash equivalents, was $256.5 million.
Full Year 2022 Business Highlights
•Opened four dispensaries in the year (East Lansing, MI; Fort Lee, NJ; Scranton, PA; Wayne, PA) increasing total to 24 active dispensaries at year end. Subsequent to the quarter, Ascend opened two additional stores (New Bedford, MA; Grand Rapids, MI).
•Transitioned three stores in New Jersey to adult-use and created one of the highest revenue generating stores in the state (Rochelle Park, NJ).
•Added 69,000 square feet of canopy across the network, expanding total canopy by approximately 40% to 245,000 square feet across six states.
•Expanded portfolio of products throughout the states through in-house brand launches, new product introductions, and partnerships with third-party brands; launched new value brand, Simply Herb in Illinois, Massachusetts, Michigan, and New Jersey; introduced edibles and vapes in New Jersey and edibles in Ohio; expanded partnership with AiroPro, Lowell Farms, and Miss Grass across the portfolio.
•Entered the Pennsylvania market with the acquisition of six dispensary and one cultivation license.
•Signed three additional definitive agreements for accretive acquisitions which upon respective closings, would expand footprint by three dispensaries in Ohio and two dispensaries in Illinois.
Management Commentary
Abner Kurtin, Executive Chair of AWH said, “We are thrilled to report record-breaking results for fiscal year 2022. Our growth represented leadership in the industry with revenue increasing 22% to $406 million and Adjusted EBITDA increasing 17% to $93 million. The team worked hard to achieve several significant accomplishments, including the successful transition of New Jersey to adult-use sales, expansion into a new market in Pennsylvania, and the optimization of our existing retail and wholesale footprints.”
Frank Perullo, President and Interim Co-CEO added, “Over the course of the year, we made significant progress in scaling our business; we expanded our cultivation capacity by 40%, bringing the total to 245,000 square feet across six states; grew our number of open and operating dispensaries by 20%; successfully launched a value brand, Simply Herb, to excellent results; and pioneered the cannabis outlet retail model in the US.”
Dan Neville, CFO and Interim Co-CEO stated, “We were pleased to make meaningful progress during the year, supported in part by a $65 million term loan expansion obtained this year. In addition, the Company closed on two successful acquisitions and signed agreements for three more transactions during the year. As we move into 2023, AWH has already demonstrated a strong start and we are now directing our attention to the objective of generating cash flow in the coming year.”

Q4 2022 Financial Overview
Net revenue, which excludes intercompany sales of wholesale products, increased 0.8% quarter-over-quarter to $112.1 million. The sequential increase was driven by growth in retail sales in New Jersey and Pennsylvania, partially offset by lower wholesale sales in Illinois. Net revenue increased 26.7% year-over-year due to the opening of new retail dispensaries, conversion of New Jersey to adult use, and an increase in intercompany and third-party wholesale sales compared to prior year.
Total retail revenue increased to $84.3 million for the fourth quarter of 2022, a 1.8% increase quarter-over-quarter. This was driven by the opening of two dispensaries (Wayne, PA and Scranton, PA) and the conversion of Fort Lee, New Jersey dispensary to adult use. Notably, retail revenue increased 30% compared to Q4 2021.
Gross wholesale revenue in the quarter was $50.2 million, down 2.4% quarter-over-quarter. Net wholesale revenue, after intercompany sales, was $27.8 million, down 2.3% quarter-over-quarter. The decline in net wholesale revenue was driven by third party sales declines in Illinois, partially offset by increases in New Jersey and Massachusetts. Despite sequential pressure, net wholesale revenue increased 17.6% year-over-year, driven by a significant increase in units sold in New Jersey, Massachusetts, and Michigan, partially offset by lower average pricing.
Q4 2022 gross profit was $41.5 million, or 37.0% of revenue, as compared to $36.6 million, or 32.9% of revenue, in Q3 2022.
Q4 2022 Adjusted Gross Profit was $53.5 million, or 47.7% of revenue, as compared to $50.6 million, or 45.5% of revenue, for the prior quarter. Adjusted Gross Profit excludes depreciation and amortization included in cost of goods sold, equity-based compensation included in cost of goods sold, start-up costs included in cost of goods sold, and non-cash inventory adjustments. Adjusted Gross Profit1 dollars increased 5.6% quarter-over-quarter, driven by an increase in gross profit dollar contribution from New Jersey and Massachusetts, as AWH converted retail stores to adult use in New Jersey and increased third-party wholesale profitability in Massachusetts. These increases were partially offset by declines in Illinois wholesale and Michigan retail gross profit. Adjusted Gross Profit dollars increased 42.5% year-over-year, driven by increased utilization at the cultivation facilities compared to the prior year.
Adjusted Gross Profit1 margin on a consolidated-basis increased 217 basis points quarter-over-quarter to 47.7%. This was driven by improvements in utilization and productivity in New Jersey, as the Phase 2 cultivation became operational and adult use sales commenced in Fort Lee, NJ.
Total general and administrative (“G&A”) expenses for Q4 2022 were $36.1 million, or 32.2% of revenue, compared to $34.2 million, or 30.7% of revenue, for the Q3 2022. G&A costs as a percentage of revenue were up as a result of higher sequential compensation related expenses.
Net loss attributable to AWH for Q4 2022 was $15.1 million during the quarter compared to $16.9 million in the prior quarter, representing a $1.8 million sequential improvement. This was primarily driven by an increase in gross profit and a reduction in equity based compensation sequentially.
Adjusted EBITDA1, which adjusts for tax, interest, depreciation, amortization, equity-based compensation, and other items deemed one-time in nature, was $28.2 million in Q4 2022, a 1.5% increase quarter-over-quarter. Adjusted EBITDA Margin1 was 25.1%, a 18 basis point increase compared to Q3 2022.

Full Year 2022 Financial Overview
Net revenue, which excludes intercompany sale of wholesale products, increased 22.1% year-over-year to $405.9 million, driven by an increase in retail sales, particularly in New Jersey, and an increase in third party wholesale sales in New Jersey and Massachusetts.
Total retail revenue increased to $305.9 million for FY 2022, a 31.9% increase year-over-year. The growth was driven by the opening of four new dispensaries (East Lansing, MI; Fort Lee, NJ; Scranton, PA; and Wayne, PA), conversion of three New Jersey dispensaries to adult-use, and the full year consolidation benefit of two dispensaries in Ohio following close of a transaction.
Gross wholesale revenue increased to $181.8 million, a 22.4% increase year-over-year. Net wholesale revenue, after intercompany sales, decreased 0.5% to $100.0 million. This decline was driven by decreases in third-party sales in Illinois as we faced pricing headwinds and allocated more of our production to support vertical sales, partially offset by increases in sales in New Jersey, Massachusetts, and Michigan.
Full Year 2022 gross profit was $134.6 million, or 33.1% of revenue, compared to $136.0 million, or 40.9% of revenue, for the prior year.
Full Year 2022 Adjusted Gross Profit1 was $185.1 million, or 45.6% of revenue, compared to $153.4 million, or 46.2% of revenue, in 2021. Adjusted Gross Profit1 excludes depreciation and amortization included in cost of goods sold, equity-based compensation included in cost of goods sold, start-up costs included in cost of goods sold, and non-cash inventory adjustments. Adjusted Gross Profit1 dollars increased 20.6% year-over-year driven by gross profit dollar increases in New Jersey, Illinois, and Massachusetts as new assets came online compared to prior years. Adjusted Gross Profit1 margin decreased 57 basis points year-over-year to 45.6%, driven by margin declines in Illinois, partially offset by increases in Massachusetts, Michigan, and New Jersey.
Total G&A expenses for 2022 were $137.1 million, or 33.8% of revenue, compared to $116.7 million, or 35.1% of revenue, for 2021 as rent and compensation expenses were increased.
Net loss attributable to AWH for 2022 was $80.9 million, compared to a net loss of $122.7 million for 2021. This improvement was is mainly due to the fact that in the prior year, the Company incurred a $32.0 million non-cash interest expense related to the Company’s IPO completed in May 2021 as well as a $36.5 million settlement expense.
Adjusted EBITDA1, which adjusts for tax, interest, depreciation, amortization, equity-based compensation, and other items deemed one-time in nature, was $93.2 million in 2022. This represents a 17.4% increase year-over-year. Adjusted EBITDA Margin1 was 23.0%, a 93 basis point decrease compared to 2021, driven by the declines in gross margin being compacted by increases in rent and compensation expenses to support expansion of operations.
Non-GAAP Financial Information
This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission (“SEC”). Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call and Webcast
AWH will host a conference call on March 14, 2023 at 5:00 p.m. ET to discuss its financial results for the quarter and full year ended December 31, 2022. The conference call may be accessed by dialing (888) 390-0605 with conference ID 91989477. A live audio webcast of the call will also be available on the Investor Relations section of AWH’s website at https://awholdings.com/investors/ and will be archived for replay until 12:00AM Eastern Time on Tuesday, March 14, 2023.
About Ascend Wellness Holdings, Inc.
AWH is a vertically integrated multi-state cannabis operator with licenses and assets in Illinois, Michigan, Ohio, Massachusetts, New Jersey, and Pennsylvania. AWH owns and operates state-of-the-art cultivation facilities, growing award-winning strains and producing a curated selection of products for retail and wholesale customers. AWH produces and distributes its in-house Simply Herb, Ozone, and Ozone Reserve branded products. For more information, visit www.awholdings.com.
Additional information relating to the Company’s fourth quarter and full year 2022 results is available on the Investor Relations section of AWH’s website at https://awholdings.com/investors/, the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) at www.sec.gov and Canada’s System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.
Cautionary Note Regarding Forward-Looking Information
This news release includes forward-looking information and statements, which may include, but are not limited to, the plans, intentions, expectations, estimates, and beliefs of the Company. Words such as “expects”, “continue”, “will”, “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected revenue, expectations regarding production capacity, anticipated capital expenditures, proceeds from sale leasebacks, expansion, profit, product demand, margins, costs, cash flows, run rate, sources of capital, growth rates, potential acquisitions, closing dates for transactions, regulatory approvals, future facility openings, and future financial and operating results are forward-looking statements.
We caution investors that any such forward-looking statements are based on the Company’s current projections and expectations about future events and financial trends, the receipt of all required regulatory approvals, and on certain assumptions and analysis made by the Company in light of the experience of the Company and perception of historical trends, current conditions and expected future developments and other factors management believes are appropriate.
Forward-looking information and statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements of the Company to be materially different from future events, results, performance, and achievements expressed or implied by forward-looking information and statements herein. Such factors include, among other, the risks and uncertainties identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company’s other reports and filings with the applicable Canadian securities administrators on its profile on SEDAR at www.sedar.com and the U.S. Securities and Exchange Commission at www.sec.gov. Although the Company believes that any forward-looking information and statements herein are reasonable, in light of the use of assumptions and the significant risks and uncertainties inherent in such information and statements, there can be no assurance that any such forward-looking information and statements will prove to be accurate, and accordingly readers are advised to rely on their own evaluation of such risks and uncertainties and should not place undue reliance upon such forward-looking information and statements. Any forward-looking information and statements herein are made as of the date hereof, and except as required by applicable laws, the Company assumes no obligation and disclaims any intention to update or revise any forward-looking information and statements herein or to update the reasons that actual events or results could or do differ from those projected in any forward looking information and statements herein, whether as a result of new information, future events or results, or otherwise, except as required by applicable laws. No securities regulator nor the Canadian Securities Exchange has reviewed, approved or disapproved the content of this press release.
Pre-Released Financial Metrics
This press release contains certain pre-released fourth quarter and full year financial metrics. The fourth quarter and full year financial metrics contained in this press release are preliminary and represent the most current information available to the Company's management, as financial closing procedures for the three months and year ended December 31, 2022 are not yet complete. The Company's actual consolidated audited financial statements for such period will be filed with the United States Securities and Exchange Commission and available at www.sec.gov, and with the securities regulatory authorities in Canada and available at www.sedar.com, on or before the filing deadline of March 16, 2023, and may result in material changes to the financial metrics summarized in this press release (including by any one financial metric, or all of the financial metrics, being below or above the figures indicated) as a result of the completion of normal quarter and year end accounting procedures and adjustments, and also what one might expect to be in the final consolidated financial statements based on the financial metrics summarized in this press release. Although the Company believes the expectations reflected in this press release are based upon reasonable assumptions, the Company can give no assurance that actual results will not differ materially from these expectations.

Contacts
Investor Contact
Rebecca Koar
IR@awholdings.com
Chief Financial Officer
Daniel Neville
(617) 453-4042 ext. 90102

ASCEND WELLNESS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Revenue, net	$112,099	$88,495	$405,926	$332,381
Cost of goods sold	(70,587)	(57,660)	(271,363)	(196,409)
Gross profit	41,512	30,835	134,563	135,972
Operating expenses
General and administrative expenses	36,130	31,566	137,089	116,665
Settlement expense	—	—	5,000	36,511
Total operating expenses	36,130	31,566	142,089	153,176
Operating profit (loss)	5,382	(731)	(7,526)	(17,204)

Other (expense) income
Interest expense	(8,725)	(7,388)	(32,436)	(63,989)
Other, net	229	50	756	256
Total other expense	(8,496)	(7,338)	(31,680)	(63,733)
Income (loss) before income taxes	(3,114)	(8,069)	(39,206)	(80,937)
Income tax expense	(11,936)	(8,442)	(41,693)	(41,720)
Net loss	$(15,050)	$(16,511)	$(80,899)	$(122,657)

Net loss per share attributable to Class A and Class B stockholders of Ascend Wellness Holdings, Inc. — basic and diluted(1)	$(0.08)	$(0.10)	$(0.44)	$(0.82)
Weighted-average common shares outstanding — basic and diluted(1)	188,026	171,074	183,381	149,434
(1)    Net loss per share and weighted-average common shares outstanding have been computed on the basis of treating the historical common unit equivalents previously outstanding as shares of Class A common stock, as such historical units converted into shares of Class A common stock in the Company’s conversion to a C-Corporation prior to the initial public offering.

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net cash used in operating activities	$(16,071)	$(19,444)	$(38,356)	$(41,738)
Cash flows from investing activities
Additions to capital assets	(18,683)	(17,510)	(81,642)	(88,428)
Investments in notes receivable	(381)	(791)	(2,772)	(2,976)
Collection of notes receivable	82	82	327	327
Proceeds from sale of assets	—	—	39,225	930
Acquisition of businesses, net of cash acquired	(250)	(9,456)	(25,140)	(23,086)
Purchases of intangible assets	(471)	—	(44,252)	—
Net cash used in investing activities	(19,703)	(27,675)	(114,254)	(113,233)
Cash flows from financing activities
Proceeds from issuance of common stock in public offerings, net	—	—	—	86,065
Proceeds from issuance of debt	19,364	—	84,364	259,500
Repayments of debt	(854)	(854)	(3,143)	(79,267)
Proceeds from finance leases	350	—	350	—
Repayments under finance leases	(46)	—	(69)	—
Debt issuance costs	—	(44)	(4,998)	(8,775)
Taxes withheld under equity-based compensation plans, net	(287)	(1,012)	(5,229)	(1,012)
Repurchase of warrants	—	—	—	(4,156)
Net cash provided by (used in) financing activities	18,527	(1,910)	71,275	252,355
Net (decrease) increase in cash, cash equivalents, and restricted cash	(17,247)	(49,029)	(81,335)	97,384
Cash, cash equivalents, and restricted cash at beginning of period	91,393	204,510	155,481	58,097
Cash, cash equivalents, and restricted cash at end of period	$74,146	$155,481	$74,146	$155,481

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	December 31,
(in thousands)	2022	2021
Cash and cash equivalents	$74,146	$155,481
Inventory	97,532	65,588
Other current assets	27,065	36,943
Property and equipment, net	279,860	239,656
Operating lease right-of-use assets	108,810	103,958
Intangible assets, net	221,093	59,271
Goodwill	44,370	42,967
Other noncurrent assets	19,284	19,572
Total Assets	$872,160	$723,436

Total current liabilities	$110,949	$117,395
Long-term debt, net	319,297	230,846
Operating lease liabilities, noncurrent	229,816	197,295
Other non-current liabilities	48,683	1,423
Total stockholders’ equity	163,415	176,477
Total Liabilities and Stockholders’ Equity	$872,160	$723,436

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
We define “Adjusted Gross Profit” as gross profit excluding non-cash inventory costs, which include depreciation and amortization included in cost of goods sold, equity-based compensation included in cost of goods sold, start-up costs included in cost of goods sold, and other non-cash inventory adjustments. We define “Adjusted Gross Margin” as Adjusted Gross Profit as a percentage of net revenue. Our “Adjusted EBITDA” is a non-GAAP measure used by management that is not defined by U.S. GAAP and may not be comparable to similar measures presented by other companies. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of net revenue. Management calculates Adjusted EBITDA as the reported net loss, adjusted to exclude: income tax expense; other (income) expense; interest expense, depreciation and amortization; depreciation and amortization included in cost of goods sold; non-cash inventory adjustments; equity-based compensation; equity-based compensation included in cost of goods sold; start-up costs; start-up costs included in cost of goods sold; transaction-related and other non-recurring expenses; litigation settlement; and gain or loss on sale of assets. Accordingly, management believes that Adjusted EBITDA provides meaningful and useful financial information, as this measure demonstrates the operating performance of the business. Non-GAAP financial measures may be considered in addition to the results prepared in accordance with U.S. GAAP, but they should not be considered a substitute for, or superior to, U.S. GAAP results. The Company’s presentation of these financial measures may not be comparable to similarly titled measures used by other companies. These financial measures are intended to provide additional information to investors concerning the Company’s performance.
The following table presents Adjusted Gross Profit for the fourth quarter and year ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Gross Profit	$41,512	$30,835	$134,563	$135,972
Depreciation and amortization included in cost of goods sold	3,742	3,000	15,360	9,612
Equity-based compensation included in cost of goods sold	1,836	2,580	11,627	2,929
Start-up costs included in cost of goods sold(1)	2,263	—	13,044	—
Non-cash inventory adjustments(2)	4,113	1,115	10,478	4,914
Adjusted Gross Profit	$53,466	$37,530	$185,072	$153,427
Adjusted Gross Margin	47.7%	42.4%	45.6%	46.2%
(1)Incremental expenses associated with the expansion of activities at our cultivation facilities that are not yet operating at scale, including excess overhead expenses resulting in delays from regulatory approvals at certain cultivation facilities.
(2)Consists of write-offs of expired products and obsolete packaging. Additionally, during the year ended December 31, 2022, we recognized a loss of $7,306, which includes $3,257 recognized during the fourth quarter, resulting from net realizable value adjustments related to certain inventory items in Michigan.

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
The following table presents Adjusted EBITDA for the fourth quarter and year ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Net loss	$(15,050)	$(16,511)	$(80,899)	$(122,657)
Income tax expense	11,936	8,442	41,693	41,720
Other income, net	(229)	(50)	(756)	(256)
Interest expense	8,725	7,388	32,436	63,989
Depreciation and amortization	8,776	5,627	29,455	19,648
Non-cash inventory adjustments(1)	4,113	1,115	10,478	4,914
Equity-based compensation	3,059	11,145	22,995	18,279
Start-up costs(2)	6,903	1,211	23,590	5,465
Transaction-related and other non-recurring expenses(3)	63	1,434	8,885	11,209
(Gain) loss on sale of assets	(105)	(44)	345	605
Litigation settlement	—	—	5,000	36,511
Adjusted EBITDA	$28,191	$19,757	$93,222	$79,427
Adjusted EBITDA Margin	25.1%	22.3%	23.0%	23.9%
(1)Consists of write-offs of expired products and obsolete packaging. Additionally, during the year ended December 31, 2022, we recognized a loss of $7,306, which includes $3,257 recognized during the fourth quarter, resulting from net realizable value adjustments related to certain inventory items in Michigan.
(2)One-time costs associated with acquiring real estate, obtaining licenses and permits, and other costs incurred before commencement of operations at certain locations, as well as incremental expenses associated with the expansion of activities at our cultivation facilities that are not yet operating at scale, including excess overhead expenses resulting in delays from regulatory approvals at certain cultivation facilities. The 2022 amounts include a $1,704 expense recognized during the third quarter related to the write-off of certain previously capitalized costs and an estimated reserve of $3,700 that was recognized during the fourth quarter related to certain amounts associated with the New York transaction that the Company is actively pursuing collecting. The 2022 amount also includes a $234 fair value adjustment related to an earn-out that was recognized during the fourth quarter.
(3)Legal and professional fees associated with litigation matters, potential acquisitions, and other regulatory matters and other non-recurring expenses. The prior year includes expenses related to the Company’s Initial Public Offering.